Exhibit 5.3

Simpson Thacher & Bartlett LLP
425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number	E-mail Address

December 5, 2016

L-3 Communications Corporation

600 Third Avenue,

New York, New York 10016

Ladies and Gentlemen:

We have acted as counsel to L-3 Communications Corporation, a Delaware corporation (the “Company”), in connection with the issuance of $550,000,000 aggregate principal amount of 3.85% Senior Notes due 2026 (the “Notes”) issued by the Company and the related guarantees of the subsidiaries of the Company named on Schedule I attached hereto (the “Delaware Guarantors”) and the subsidiaries of the Company named on Schedule II attached hereto (the “Non-Delaware Guarantors” and, taken together with the Delaware Guarantors, the “Guarantors”) pursuant to the Underwriting Agreement, dated November 29, 2016 (the “Underwriting Agreement”), among the Company, the Guarantors and the underwriters named on Schedule A to the Underwriting Agreement (the “Underwriters”).

We have examined the Registration Statement on Form S-3 (File No. 333-212152), as amended by Post-Effective Amendment No. 1 thereto (as amended, the “Registration Statement”) filed by the Company and the Guarantors under the Securities Act of 1933, as amended (the “Securities Act”); the Company’s and the Guarantors’ prospectus dated June 21, 2016 (the “Base Prospectus”), as supplemented by the prospectus supplement dated November 29, 2016 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Company and the Guarantors pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act; the Indenture, dated as of May 21, 2010, as supplemented by the Eighth Supplemental Indenture, dated as of November 29, 2016 (as supplemented, the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), relating to the Notes and the Guarantees; duplicates of the global notes representing the Notes; the form of the guarantees (the “Guarantees”) as set forth in the Indenture; and the Underwriting Agreement. In addition, we also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have also assumed that (1) each of the Non-Delaware Guarantors is validly existing and in good standing under the law of the jurisdiction of its organization and has full corporate or limited partnership power and authority, as applicable, to authorize, execute, deliver, issue and perform, as applicable, each of the Indenture, the Underwriting Agreement and its Guarantee; (2) each of the Non-Delaware Guarantors has duly authorized, executed and delivered, as applicable, the Indenture, the Underwriting Agreement and its Guarantee; and (3) the execution, delivery and performance, as applicable, by each of the Non-Delaware Guarantors of the Indenture, the Underwriting Agreement and its Guarantee does not and will not (A) violate the certificate of incorporation, bylaws, limited partnership agreement or other organizational document of such Non-Delaware Guarantors, or violate the law of the jurisdiction of its organization or the law of any other applicable jurisdiction (except that no such assumption is made with respect to the law of the State of New York) or (B) constitute a breach or violation or result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Non-Delaware Guarantor is a party or by which such Non-Delaware Guarantor is bound or to which any of the property or assets of such Non-Delaware Guarantor is subject.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

The Notes have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

The Guarantees have been duly authorized, issued and delivered by the Delaware Guarantors and, assuming due authentication of the Notes by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes by the Company and to the use of our name under the captions “Legal Matters” in the Prospectus Supplement and Base Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

DELAWARE GUARANTORS

L-3 Advanced Programs, Inc., a Delaware corporation
L-3 Applied Technologies, Inc., a Delaware corporation
L-3 Communications AIS GP Corporation, a Delaware corporation
L-3 Communications Avionics Systems, Inc., a Delaware corporation
L-3 Communications Electron Technologies, Inc., a Delaware corporation
L-3 Communications ESSCO, Inc., a Delaware corporation
L-3 Communications Flight Capital LLC, a Delaware limited liability company
L-3 Communications Flight International Aviation LLC, a Delaware limited liability company
L-3 Communications Foreign Holdings, Inc., a Delaware corporation
L-3 Communications Integrated Systems L.P., a Delaware limited partnership
L-3 Communications Investments Inc., a Delaware corporation
L-3 Communications Security and Detection Systems, Inc., a Delaware corporation
L-3 Communications Vector International Aviation LLC, a Delaware limited liability company
L-3 Communications Vertex Aerospace LLC, a Delaware limited liability company
L-3 Domestic Holdings, Inc., a Delaware corporation
L-3 Fuzing and Ordnance Systems, Inc., a Delaware corporation
L-3 Unidyne, Inc., a Delaware corporation
Pac Ord Inc., a Delaware corporation
Power Paragon, Inc., a Delaware corporation
SPD Electrical Systems, Inc., a Delaware corporation
SPD Switchgear, Inc., a Delaware corporation
L-3 Afghanistan, LLC, Inc., a Delaware limited liability company
L-3 Army Sustainment LLC, a Delaware limited liability company
L-3 Centaur, LLC, a Delaware limited liability company
L-3 CTC Aviation Holdings Inc., a Delaware corporation
L-3 CTC Aviation Leasing (US) Inc., a Delaware corporation
L-3 CTC Aviation Training (US) Inc., a Delaware corporation
L-3 Investments, LLC, a Delaware limited liability company

SCHEDULE II

NON-DELAWARE GUARANTORS

Electrodynamics, Inc., an Arizona corporation
Interstate Electronics Corporation, a California corporation
L-3 Chesapeake Sciences Corporation, a Maryland corporation
L-3 Communications Cincinnati Electronics Corporation, an Ohio corporation
L-3 Communications EO/IR, Inc., a Florida corporation
L-3 Communications MariPro, Inc., a California corporation
L-3 Communications Mobile-Vision, Inc., a New Jersey corporation
L-3 Communications Westwood Corporation, a Nevada corporation
L-3 Unmanned Systems, Inc., a Texas corporation
Mustang Technology Group, L.P., a Texas limited partnership